Exhibit (a)(1)(E)
Offer to Purchase
All Outstanding Shares of Common Stock
of
PHX MINERALS INC.
at
$4.35 Per Share, Net in Cash by
WHITEHAWK MERGER SUB, INC.
a subsidiary of
WHITEHAWK ACQUISITION, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JUNE 20, 2025, UNLESS THE OFFER IS EXTENDED.
May 22, 2025
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated May 22, 2025 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by WhiteHawk Merger Sub, Inc., a Delaware corporation (“Purchaser”), a subsidiary of WhiteHawk Acquisition, Inc., a Delaware corporation (“Parent”) to purchase all of the issued and outstanding shares of common stock, par value $0.01666 per share (the “Shares”) of PHX Minerals Inc., a Delaware corporation (“PHX”), at a purchase price of $4.35 per Share, net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).
Also enclosed is PHX’s Solicitation/Recommendation Statement on Schedule 14D-9.
THE BOARD OF DIRECTORS OF PHX UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES IN THE OFFER.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.
Please note carefully the following:
1.   The offer price for the Offer is $4.35 per Share, net to you in cash, without interest thereon and subject to any required tax withholding.
2.   The Offer is being made for all issued and outstanding Shares.
3.   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 8, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among PHX, Parent, and Purchaser. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into PHX (the “Merger”), with PHX continuing as the surviving corporation and becoming a subsidiary of Parent.
4.   The Board of Directors of PHX (the “PHX Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of PHX and PHX’s stockholders, and declared it advisable for PHX to enter into the Merger Agreement; (ii) approved and declared advisable the execution and delivery by PHX of the Merger Agreement, the performance by PHX of its covenants and agreements contained therein and the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions therein; (iii) resolved that the Merger Agreement and the Merger be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”); and (iv) recommended that PHX’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
5.   The Offer and withdrawal rights will expire at 12:00 Midnight, Eastern Time, at the end of June 20, 2025, unless the Offer is extended by Purchaser (the “Expiration Time”).
6.   The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions is the (i) Minimum Condition (as defined in the Offer to Purchase) and (ii) the condition that since the date of the Merger Agreement and as of the Expiration Time, the absence of any effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect (as defined in the Offer to Purchase). If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the Offer to Purchase
All Outstanding Shares of Common Stock
of
PHX MINERALS INC.
at
$4.35 Per Share, Net in Cash by
WHITEHAWK MERGER SUB, INC.
a subsidiary of
WHITEHAWK ACQUISITION, INC.
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 22, 2025, and the related Letter of Transmittal, in connection with the offer by WhiteHawk Merger Sub, Inc., a Delaware corporation (“Purchaser”), a subsidiary of WhiteHawk Acquisition, Inc., a Delaware corporation (“Parent”) to purchase all of the issued and outstanding shares of common stock, par value $0.01666 per share (the “Shares”) of PHX Minerals Inc., a Delaware corporation (“PHX”), at a purchase price of $4.35 per Share, net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).
The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)
Account No.
Dated , 2025
Area Code and Phone Number
Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.